As filed with the Securities and Exchange Commission on July 25, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PRECISION CASTPARTS CORP.

(Exact name of issuer as specified in charter)

Oregon	93-0460598
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4650 SW Macadam Avenue, Suite 440 Portland, Oregon	97239-4262
(Address of principal executive offices)	(Zip Code)

Non-Employee Directors’ Stock Option Plan

(Full title of the plan)

William D. Larsson

Senior Vice President and Chief Financial Officer

Precision Castparts Corp.

4650 SW Macadam Avenue, Suite 440

Portland, Oregon 97239-4262

(Name and address of agent for service)

Telephone number, including area code, of agent for service:

(503) 417-4800

Copy to:

Ruth A. Beyer

Stoel Rives LLP

900 SW Fifth Avenue, Suite 2600

Portland, Oregon 97204-1268

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock	600,000 Shares	$133.32	$79,992,000	$2,456

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933. The calculation of the registration fee is based on $133.32, which was the average of the high and low prices of the Common Stock on July 18, 2007 on the New York Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents filed by Precision Castparts Corp. (the “Company”) with the Securities and Exchange Commission are incorporated herein by reference:

(a) The Company’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.

(c) The description of the authorized capital stock of the Company contained in the Company’s registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating the description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

The Restated Articles of Incorporation, as amended (“Articles”), of the Company contain a provision that eliminates the personal liability of a director to the Company and its shareholders for monetary damages for conduct as a director, except to the extent not permitted by the Oregon Business Corporation Act (the “Act”). If a director were to breach the duty of care in performing his or her duties as a director, neither the Company nor its shareholders could recover monetary damages from the director, and the only course of action available to the shareholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of duty. To the extent certain claims against directors are limited to equitable remedies, this provision may reduce the likelihood of derivative litigation and may discourage shareholders or management from initiating litigation against directors for breach of their duty. Additionally, equitable remedies may not be effective in many situations. If a shareholder’s only remedy is to enjoin the completion of the board’s action, this remedy would be ineffective if the shareholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the shareholders and the Company would have no effective remedy against the directors. Under the Articles, liability for monetary damages remains for (i) any breach of the duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase or redemption of the Company’s stock under Section 60.367 of the Act, or (iv) any transaction from which the director derived an improper personal benefit.

The Articles also authorize indemnification of current or former directors or officers to the fullest extent permitted by law. In addition, the Company has entered into indemnity agreements with certain of its officers and directors. The Company’s Bylaws require indemnification of officers and directors to the fullest extent permitted by the Act. The effects of the Articles, the Bylaws, the Act, and the indemnity agreements (the “Indemnification Provisions”) are summarized as follows:

(a) The Indemnification Provisions grant a right of indemnification in respect of any action, suit or proceeding (other than an action by or in the right of the Company) against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, was not adjudged liable on the basis of receipt of an improper personal benefit and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or plea of nolo contendere does not, of itself, create a presumption that the person did not meet the required standards of conduct.

(b) The Indemnification Provisions grant a right of indemnification in respect of any action or suit by or in the right of the Company against the expenses (including attorney fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, except that no right of indemnification will be granted if the person is adjudged to be liable to the Company.

(c) Every person who has been wholly successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right.

(d) Because the limits of permissible indemnification under Oregon law are not clearly defined, the Indemnification Provisions may provide indemnification broader than that described in (a) and (b).

(e) The Company may advance to a director or officer the expenses incurred in defending any action, suit or proceeding in advance of its final disposition if the director or officer affirms in good faith that he or she has met the standard of conduct to be entitled to indemnification as described in (a) or (b) above and undertakes to repay any amount advanced if it is determined that the person did not meet the required standard of conduct.

The rights of indemnification described above are not exclusive of any other rights of indemnification to which officers or directors may be entitled under any statute, agreement, vote of shareholders, action of directors or otherwise.

The Company has directors’ and officers’ liability insurance coverage that insures directors and officers of the Company against certain liabilities.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

4.1	Restated Articles of Incorporation of the Company, as amended. (incorporated herein by reference to Exhibit (3)A in the Form 10-K filed June 11, 2002) (File number 1-10348)

4.2	Articles of Amendment to Restated Articles of Incorporation of Precision Castparts Corp. (incorporated herein by reference to Exhibit 3(i) in the Form 10-Q filed November 8, 2006) (File number 1-10348)

4.3	Bylaws of the Company, as amended (incorporated herein by reference to Exhibit 3.2 in the Form 8-K filed May 29, 2007) (File number 1-10348)

5.1	Opinion of Stoel Rives LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Stoel Rives LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each new post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on this 25th day of July, 2007.

PRECISION CASTPARTS CORP.

By	/s/ Roger A. Cooke
Roger A. Cooke
Vice President – Regulatory and Legal Affairs

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on July 25, 2007 in the capacities indicated.

	Signature	Title
(1)	Principal Executive Officer:

	*/s/ MARK DONEGAN	Chairman and Chief Executive Officer
Mark Donegan

(2)	Principal Financial and Accounting Officer:

	*/s/ WILLIAM D. LARSSON	Senior Vice President and Chief Financial Officer
William D. Larsson

(3)	Directors:

	*/s/ PETER R. BRIDENBAUGH	Director
Peter R. Bridenbaugh

	*/s/ DEAN T. DUCRAY	Director
Dean T. DuCray

*/s/ DON R. GRABER	Director
Don R. Graber

*/s/ DANIEL J. MURPHY	Director
Daniel J. Murphy

*/s/ VERNON E. OECHSLE	Director
Vernon E. Oechsle

*/s/ BYRON O. POND, JR.	Director
Byron O. Pond, Jr.

*/s/ STEVEN G. ROTHMEIER	Director
Steven G. Rothmeier

*/s/ ULRICH SCHMIDT	Director
Ulrich Schmidt

*/s/ J. FRANK TRAVIS	Director
J. Frank Travis

*By	/s/ Roger A. Cooke
Roger A. Cooke, Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Document Description
4.1	Restated Articles of Incorporation of the Company, as amended. (incorporated herein by reference to Exhibit (3)A in the Form 10-K filed June 11, 2002) (File number 1-10348)

4.2	Articles of Amendment to Restated Articles of Incorporation of Precision Castparts Corp. (incorporated herein by reference to Exhibit 3(i) in the Form 10-Q filed November 8, 2006) (File number 1-10348)

4.3	Bylaws of the Company, as amended (incorporated herein by reference to Exhibit 3.2 in the Form 8-K filed May 29, 2007) (File number 1-10348)

5.1	Opinion of Stoel Rives LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Stoel Rives LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.